Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form F-1 of Silentium Ltd. of our report dated March 30, 2026, except for the effects of the reverse stock split described in Note 16, as to which the date is May 28, 2026, and except for the effects of the restatement discussed in Note 1.C, as to which the date is July 7, 2026, relating to the consolidated financial statements of Silentium Ltd. included in the Prospectus.

Our report contains explanatory paragraphs regarding the Company’s ability to continue as a going concern and the restatement of the 2024 consolidated financial statements to correct an error.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

Tel-Aviv, Israel	/s/ Ziv Haft
Certified Public Accountants (Isr.)
July 7, 2026	BDO Member Firm